Exhibit 10.19

[LETTERHEAD OF HOUSEVALUES, INC.]

EMPLOYMENT AGREEMENT This agreement the “Agreement”) is made and entered into as of July 6, 2007 (the “Effective Date”), by and between HouseValues, Inc. (“HouseValues” or “we”), a Washington corporation, and Richard Goebel (“You”), an individual. The terms of employment stated in this letter will expire if you have not returned two signed copies of this Agreement to HouseValues by 5pm PDT Friday, June 29, 2007.

Term of Employment and Compensation

Unless we mutually agree otherwise, you will commence employment with HouseValues on July 6, 2007. The work you perform will be the usual and customary work of a Chief Marketing Officer (CMO), as well as any additional duties that the CEO/ Board of Directors may instruct you to perform. It is understood and agreed that it is the intent of the parties that you will provide services to HouseValues on a full-time basis and that, specifically, you will not undertake any part-time or “moonlighting” employment or consultancy without the prior written consent of HouseValues.

Your starting salary will be $235,000 per year, paid twice monthly. Salary, bonus and equity compensation will be subject to all legally required withholding taxes.

Signing bonus: You are eligible to receive a one time signing bonus in the amount of $35,000. You will be entitled to receive this signing bonus provided that you:

1. Accept the terms of this Agreement.

2. Commence employment with HouseValues at the headquarters in Kirkland, WA on July 6, 2007.

The signing bonus will be paid out according to the normal payroll schedule after your start date.

Management Bonus Program: You are eligible to participate in the annual management bonus program. The management bonus program is defined by the CEO and Board of Directors. There is no guaranteed payout under the management bonus program.

Your target annual bonus is 45%. In its discretion, the Board of Directors may choose to fund a bonus below that amount or above that amount depending on company and individual performance. The exact bonus payment will be determined at the sole discretion of the Board of Directors. You are guaranteed a minimum partial bonus of $35,000 for the 2007 performance year.

Please note: The management bonus program is subject to change at any time.

Relocation

You will be entitled to a relocation allowance of $35,000, with the understanding you will bear the responsibility of verifying deductibility of expenses directly with the IRS and any non-deductible expenses will result in portions of this relocation allowance becoming ordinary income for you for the tax year 2007.

Benefits

You will be entitled, during the term of your employment, to vacation, medical and other employee benefits (subject to applicable eligibility requirements) to the extent such benefits are offered by HouseValues to its other employees. A summary of the 2006 Plan year benefits is attached. Specifically you will be eligible to receive 4 weeks of paid vacation per year.

Option Compensation

HouseValues wishes to ensure that your energies are wholly devoted to the long-term interests of HouseValues and its shareholders. Accordingly, subject to approval by the Board of Directors and the execution by you of a stock option Agreement, you will receive the option to purchase 200,000 shares of HouseValues, Inc. common stock, pursuant to the terms of the HouseValues, Inc. 2004 Stock Incentive Compensation Plan. The exercise price per share of the Option will be set at the fair market value per share of the Company’s common stock on the date of grant, as determined by the Board of Directors.

Your new hire options will have certain accelerated vesting provisions as set forth in your stock option agreement which will be issued upon the approval of the Board of Directors. The specific acceleration language of your new hire option grant is attached.

Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement

As a condition of your employment pursuant to this Agreement, we require that you sign the enclosed Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement and complete Exhibit A & Exhibit B thereto. Please note that the Company’s willingness to enter into an employment relationship with you and to facilitate the equity compensation described above is based in significant part on your commitment to fulfill the obligations specified in that agreement.

Employment at Will

Your employment with HouseValues will be “at will,” which means that either you or HouseValues may terminate your employment with HouseValues at any time, with or without cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the Company, its agents, or representatives are superseded by this Agreement. If you wish to terminate your employment, HouseValues requests that you provide written notice at least two weeks prior to the effective date of your resignation.

Termination Payment

In the event of the termination of your employment, all compensation and benefits set forth above terminate except for the following:

If the Company terminates your employment without Cause or if you terminate your employment for Good Reason, you shall be entitled to receive termination payments equal to (i) six months’ your annual base salary, provided that you sign a separation agreement releasing any claims against the Company. If you are terminated for Cause or if you terminate your employment other than for Good Reason, you shall not be entitled to receive any of the foregoing benefits. All payments under this paragraph shall be made to you at the same interval as payments of salary were made to you immediately prior to termination.

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall be limited to the occurrence of one or more of the following events:

(a) willful misconduct, insubordination, or dishonesty in the performance of your duties or other knowing and material violation of Company’s policies and procedures in effect from time to time which results in a material adverse effect on Company;

(b) your conviction of a felony involving an act of dishonesty, moral turpitude, deceit or fraud, or the commission of acts that could reasonably be expected to result in such a conviction;

(c) current use by you of illegal substances that results in a criminal conviction and materially impairs Company’s business, goodwill or reputation; or

(d) any material violation by you of your Noncompetition Agreement with Company that results in a material adverse effect on Company.

For the purposes of this Agreement, “Good Reason” shall mean that you, without your consent, have either:

(a) incurred a material reduction in your title, status, authority or responsibility at Company;

(b) incurred an involuntary reduction in your base salary from Company;

(c) suffered a material breach of this Agreement by Company which Company does not cure within 20 days following written notice from you; or

(d) a relocation of Company’s corporate office location more than 40 miles from the current location.

Additional Provisions

Your employment pursuant to this Agreement is also contingent upon your submitting the legally required proof of your identity and authorization to work in the United States. On your first day of employment you must provide the required identification. The terms of this Agreement, including the equity compensation, are subject to the approval of HouseValues’s Board of Directors. Upon full execution of this Agreement, HouseValues promptly will have prepared the documents necessary to effect all the terms of this Agreement, and you agree to assist HouseValues in causing the same to be prepared and executed.

You represent that your employment as of 7/06/2007, is not in violation of any obligation to a previous employer or any entity with whom you have had a relationship as an independent contractor or consultant, including any obligation contained in a noncompetition agreement or similar agreement.

This Agreement contains the entire agreement between the parties concerning its subject matter, and supersedes all oral understandings, representations, prior discussions and preliminary agreements of any nature. This Agreement does not constitute an offer by HouseValues and it shall not be effective until signed by both parties. Except as may be specifically allowed hereunder, this Agreement may not be modified or amended except by a written amendment to this Agreement dated after the Effective Date and signed by authorized representatives of both parties.

AGREED AND ACCEPTED BY:

HouseValues, Inc.

By:	/s/ Ian Morris	By:	/s/ Richard Goebel
Name (Print)	Ian Morris	Name (Print)	Richard Goebel
Title	CEO	Title
Date	7/6/07	Date	7/29/07